Exhibit 99.1

                       Vesta Announces Arbitration Ruling

    BIRMINGHAM, Ala., March 2 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that the panel in its arbitration with NRMA Insurance Ltd. has ruled in favor of NRMA in the 20% whole account quota share reinsurance dispute. As a result, Vesta will incur approximately a $33.5 million charge to 2003 fourth quarter earnings. Vesta is currently evaluating other potential financial implications of this ruling, including its impact on the remaining 20% whole account quota share arbitration recoverables and the recoverability of its deferred tax asset and goodwill.

    "We vehemently disagree with the panel's final ruling and we are evaluating all remaining legal options to fight this decision," said Norman W. Gayle III, President and CEO.
"Excluding the financial implications of this ruling, we expect to report positive income from continuing operations for the fourth quarter and full-year," said Gayle.

    Vesta will release fourth quarter earnings March 15, 2004 and hold its quarterly conference call to discuss fourth quarter 2003 results on March 16, 2004 at 10 AM EST. The conference call will be simultaneously webcast live online through Vesta's corporate website, www.vesta.com and http://www.firstcallevents.com/service/ajwz400350274gf12.html .

    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products. This news release indicates management's beliefs, plans or objectives with respect to the earnings for the fourth quarter and full-year.

    These indications, whether expressed or implied, are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that Vesta's actual operations and financial performance may differ materially from those reflected in these forward-looking statements. Please refer to the documents Vesta files from time to time with the Securities and Exchange Commission, specifically Vesta's most recent Form 10-K and Exhibit 99.1 attached thereto, which contains and identifies additional important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             03/02/2004
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com
                http://www.firstcallevents.com/service/ajwz400350274gf12.html/
    (VTA)

CO:  Vesta Insurance Group, Inc.; NRMA Insurance Ltd.
ST:  Alabama
IN:  INS
SU:  LAW CCA MAV ERP